UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 16, 2018

DREAM HOMES & DEVELOPMENT CORPORATION

(Exact Name of Registrant as specified in its charter)

Nevada	000-55445	26-4012225
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

314 Rt 9 Forked River, New Jersey 08731

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, Including Area Code: (609) 693-8881

8.01 – Other Events

Dream Homes & Development Corporation (OTCQB: DREM) issued the following press release on Tuesday, March 15, 2018.

Dream Homes & Development Provides Updates on Construction Portfolio and Initiates Investor Awareness Strategy

FORKED RIVER, NJ – March 15, 2018 – Dream Homes & Development Corporation (OTCQB: DREM), a licensed new home builder and general contractor in New Jersey, is pleased to announce a full progress report concerning its significant and growing new construction portfolio. The Company plans to issue further updates upon filing of its year end 2017 annual report within 30 days. Additionally, Dream Homes is activating a proven program to educate investors about DREM stock.

Dream Homes announces updates on the following projects and developments in the business:

1.	A third revised letter of intent has just been offered to acquire 70 townhouse lots in Bayville, NJ. Discussions have been active since October of 2017 and this transaction is moving forward towards a contract. This property is approved and unimproved. The project is slated to begin in mid-2018 and has a retail value of $17 million.

2.	A new letter of intent has just been offered to acquire property to develop 15 single family homes in Bayville, NJ and is moving forward to contract. This property is unapproved and unimproved. The project is slated to begin in late 2018 and has a retail value of $6 million.

3.	Dream Homes exhibited at the New Jersey Home Show in late January held at Brookdale College in Lincroft, NJ. This show was considered very successful resulting in over 38 new active prospects, of which 22 homeowners were interested in having new homes built or their existing homes elevated and renovated.

In addition to these new planned developments, Dream issues the following progress report:

●	Dream just received CAFRA approval for the 58-unit townhouse development in Lacey Township, and was deemed technically complete Monday, November 13. A planning board hearing for preliminary and final site plan and subdivision approval occurred on December 11, 2017, which produced input and comments from the Planning Board as well as surrounding homeowners. It is anticipated that this project will be heard again on the May 2018 meeting. Sales at retail for this development should be in the $16 million-dollar range.

●	Dream submitted a use variance to the Board of Adjustment in Berkeley Township for approval on 13 single family lots, which are fully improved. This application was deemed complete by the town engineer and is scheduled for hearing on April 11, 2018. Assuming zoning approval, a planning board application will be made shortly afterward. The construction start date is estimated for late 2018 and these homes are planned for high-efficiency construction techniques, including passive solar roof panels, insulation of R50 in walls and ceilings, low-flow toilets and faucets and LED lighting throughout. Sales at retail for this development are projected to be in the $4 million-dollar range.

●	Dream added 14 new clients for elevation & renovation work since November 1, 2017. Two of the new projects are in townships where Dream has not previously worked, three were from client referrals and two others were “rescue projects” where Dream was called in to complete projects other builders had abandoned.

Dream Homes CEO Mr. Vincent Simonelli stated, “Calendar year 2017 was very positive for Dream, with solid growth in both our new home and elevation divisions, as well as strong additions to our personnel infrastructure which have begun to bear fruit.”

Mr. Simonelli added, “Our business model over the last year has been focused on increasing the new home and new development portion of our business, until it represents 50% - 70% of our entire revenue stream, from the current level of 20%. New home development has a much greater scalability and growth potential than elevation/renovation work. We have enjoyed steady growth in the renovation/elevation portion of the Company and anticipate that by year end 2018 each part of Dream Homes (new homes and elevation work) will represent 50% of total revenue. By mid-year 2019, new home construction and development should represent over 70% of revenue.”

Mr. Simonelli concluded, “We’re excited about these new developments, as well as the cutting-edge construction technologies we’re employing to create healthier, safer, more energy efficient homes. We are looking forward to continued strong growth in New Jersey for many years to come.”

Note: Correction from our press release issued Tuesday, March 13, 2018: It was incorrectly stated that “the RREM Program in NJ announced a hard deadline for grant recipients of October 29th, 2018.” The correct language is as follows: There is no hard RREM deadline, but rather it is a FEMA deadline and an ICC (increased cost of compliance) insurance deadline.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dream Homes & Development Corp.

/s/ Vincent Simonelli
Vincent Simonelli, President & CEO
Date: March 19, 2018